For Immediate Release

Contact:                 Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001
Owens Realty Mortgage, Inc. Reports Fourth Quarter and Full Year 2017 Financial Results
Announces Comprehensive Changes to Maximize Stockholder Value
Increases Quarterly Dividend by 60%
Authorizes New $10 Million Stock Repurchase Plan
Permanently Reduces Management Fees and Expenses

WALNUT CREEK, CA. – March 13, 2018 – Owens Realty Mortgage, Inc. (the "Company") (NYSE AMERICAN: ORM) today reported financial results for the fourth quarter and year ended December 31, 2017 and announced a series of actions designed to maximize stockholder value and further align the interests of management and stockholders, as part of the Board's comprehensive effort to improve the Company's management compensation structure.

Fourth Quarter 2017 Financial and Operational Highlights

•	Net loss attributable to common stockholders of $4,424,000, or $0.44 per fully-diluted common share
•
Book value attributable to common stockholders of $22.10 per common share at December 31, 2017 as compared to $22.12 per common share at September 30, 2017 and $21.03 per common share at  December 31, 2016

•	Declared a regular quarterly dividend of $0.10 per share of common stock
•	Interest income on loans increased from $2,426,000 during the fourth quarter of 2016 and decreased from $2,963,000 during the third quarter of 2017 to $2,689,000 during the fourth quarter of 2017
•
Originated eleven new loans during the quarter totaling $31,543,000 (note commitment amount), extended the maturity dates of six loans with principal balances totaling $20,962,000 and received full or partial payoffs on eight loans totaling $22,137,000

•	Sold four real estate properties (one partially) for aggregate net sales proceeds of $1,513,000 and two carryback loans totaling $450,000, resulting in gain on sales of real estate totaling $269,000
•	Repurchased 157,522 shares of common stock during the quarter pursuant to the 2017 Repurchase Plan at a total cost of $2,623,000 and an average cost of $16.65 per share
•
Repurchased 669,058 shares of Common Stock from Freestone Capital Management, LLC ("Freestone") and certain of its affiliates during the quarter pursuant to a settlement agreement dated December 29, 2017 for $19.25 per share and a total cost of $12,879,000 ($2,168,000 recorded as settlement expense and $10,712,000 recorded as treasury stock) and purchased an additional 141,879 shares from the Freestone parties in January 2018 for a total cost of $2,731,000 which was accrued as forward contract liability as of December 31, 2017

•	Recorded $138,000 in net recovery of loan losses
•	Recorded $774,000 of impairment losses on three real estate properties
•	Recorded income tax expense of $1,952,000 related to one of the Company's taxable REIT subsidiaries, Zalanta Resort at the Village, LLC ("ZRV")

Year 2017 Financial and Operational Highlights

•	Net income attributable to common stockholders of $8,680,000, or $0.85 per fully-diluted common share
•	Declared 2017 dividends to common stockholders totaling $0.38 per share
•
Originated twenty-six new loans during 2017 totaling $86,063,000 ($72,150,000 funded plus $13,913,000 unfunded commitment as of year-end), extended the maturity dates of 15 loans with principal balances totaling $36,177,000 and received full or partial payoffs on twenty-seven loans totaling $69,723,000

•	There were 61 loans in the portfolio with an average balance of $2,396,000 as of December 31, 2017 as compared to 55 with an average loan balance of $2,358,000 as of December 31, 2016
•
Sold eight real estate properties (two partially) for net aggregate sales proceeds of $56,329,000 (including two carryback loans totaling $450,000), resulting in gain on sales totaling $14,729,000. The sale of seven condominium units at ZRV resulted in the repayment of notes payable totaling $10,580,000

•	Completed the construction of the retail/condominium project owned by ZRV and incurred approximately $10,277,000 in additional capitalized costs during 2017
•
Repurchased 1,152,023 shares of common stock during the year pursuant to the 2017 Repurchase Plan and aforementioned Freestone settlement agreement at a total cost of $21,430,000 ($18,803,000 treasury stock and $2,627,000 settlement expense) at an average cost of $18.60 per share

•
Adjusted the methodology used to calculate the management fee payable to the Manager, effective July 2017 and in place until the end of the month in which the Company's next stockholders' meeting is held, which reduced the management fees paid during the last six months of 2017 by approximately $440,000

•	Recorded $546,000 in charge-offs against the specific allowance for loan losses related to one impaired loan, $27,000 in recoveries and a reversal of the provision for loan losses of $360,000
•	Recorded $1,423,000 in impairment losses on four real estate properties
•	Recorded income tax expense of $4,042,000 related to ZRV

Subsequent Events
•	Sold three condominium units at ZRV for net sales proceeds totaling $3,725,000 (proceeds used to repay the construction loan) and gains totaling $539,000
•
Repurchased 141,879 shares of Common Stock from Freestone pursuant to the settlement agreement for $19.25 per share ($2,731,000 total) in January 2018. This amount was accrued as a forward contract liability as of December 31, 2017.

•
Effective February 28, 2018, the Company's line of credit facility with California Bank & Trust, First Bank and Umpqua Bank was amended to extend the maturity date from March 1, 2018 to June 1, 2018, and to permit advances under the facility until that date. All other terms and conditions in the Credit Agreement remained the same.

•
On March 12, 2018, the Board approved a quarterly dividend of $0.16 per share of Common Stock for the quarter ending March 31, 2018 (an increase from the $0.10 per share dividend paid for the quarter ending December 31, 2017). The dividend will be paid on April 13, 2018 to stockholders of record at the close of business on March 31, 2018.

"During 2017, we made significant strides in executing against our strategic plan to dispose of our real estate assets, re-investing proceeds into cash flowing commercial real estate loans and opportunistically repurchasing stock" stated Bryan Draper, Owens Realty Mortgage's Chief Executive Officer. "Further, during the year we reached an agreement to restructure the fee we pay to our manager, which we believe provides a better alignment of interests and enhanced returns for the Company. As we look ahead to 2018, we are focused on continuing to execute on our corporate initiatives as we drive loan growth and seek to deliver a consistent, competitive risk‐adjusted return to stockholders."

In addition, the Company today also announced a series of actions designed to maximize stockholder value. The planned changes of note include:

•	Authorizing a new $10 million Stock Repurchase Plan;
•
Amending the Management Agreement to make permanent the recent interim adjustment along with an additional adjustment that will decrease the management fee when Stockholders' Equity exceeds $300 million;

•
Receiving thirty-percent (30%) of all fees and commissions paid to the Manager in connection with the Company making, investing, extending or modifying mortgage loans and late payment charges from borrowers on loans owned by the Company; and

•	Eliminating service fees and certain expense reimbursements.

Details on the planned changes to the management agreement can be found in the Company's filing on Form 8-K with the Securities and Exchange Commission.

Commenting on the Board's plans to address the Company's management compensation structure and improve corporate governance, Dennis G. Schmal, Lead Independent Director, stated: "Following an extensive and collaborative review initiated by management, the Board has recommended a number of actions to maximize value, including: permanently reducing the management fees, increasing the quarterly dividend, implementing a stock repurchase program, revising various fee and payment structures, and planning a series of corporate governance enhancements that all underscore the Board's commitment to maximizing value for all stockholders."

Summary of Fourth Quarter and Year-to-Date 2017 Financial Results

The Company reported net loss attributable to common stockholders of $4,424,000 or $0.44 per fully-diluted common share for the three months ended December 31, 2017 as compared to net loss of $1,176,000 or $0.11 per fully- diluted common share for the corresponding quarter of 2016. The increase in net loss was primarily the result of the following:

•
Settlement expense recorded of approximately $2,627,000 related to the repurchase of 810,937 shares of Common Stock from Freestone in December 2017 and January 2018 pursuant to the Freestone settlement agreement.

•
Income tax expense of approximately $1,952,000 in ZRV as a result of an increase in the valuation allowance recorded against deferred tax assets from higher construction costs and lower expected gains from sales of assets in the future and due to a decrease in the Federal corporate tax rate from 34% to 21% in 2018 and beyond as a result of the Tax Cuts and Jobs Act signed into law by President Trump on December 22, 2017, which required the Company to remeasure its deferred tax assets at the lower rate.

For the year ended December 31, 2017, the Company reported net income attributable to common stockholders of $8,680,000 or $0.85 per fully-diluted common share as compared to net income of $24,410,000 or $2.38 per fully-diluted common share for the year ended December 31, 2016. The decrease in net income was primarily the result of the following:

•
The sales of seven real estate properties during 2016 resulting in aggregate gain on sales of approximately $24,498,000 (or $20,782,000 net of $3,716,000 attributable to a non-controlling interest)  as compared to gain on sales of approximately $14,729,000 from the sales of eight properties during 2017.

•
Income tax benefit of $7,249,000 recorded during 2016 as a result of the transfer of two properties into ZRV and conversion of ZRV into a taxable REIT subsidiary during 2016. During 2017, the Company recorded income tax expense of $4,042,000 related to ZRV as a result of an increase in the valuation allowance recorded against deferred tax assets and a decrease in the Federal corporate tax rate from 34% to 21% in 2018 and beyond.

•	Settlement expense recorded of $2,627,000 related to the repurchase of 810,937 shares of Common Stock from Freestone in December 2017 and January 2018 pursuant to the Freestone settlement agreement.

Quarter End Loan Portfolio Summary
The following tables set forth certain information regarding the Company's loan portfolio at December 31, 2017 and 2016.
	December 31, 2017	December 31, 2016
By Property Type:
Commercial	$127,873,281	$102,442,111
Residential	13,170,795	19,001,677
Land	5,127,574	8,238,523
	$146,171,650	$129,682,311
By Position:
Senior loans	$142,782,492	$126,873,673
Junior loans	3,389,158	2,808,638
	$146,171,650	$129,682,311
Commercial loans by property type:
	December 31, 2017	December 31, 2016
Commercial Real Estate Loans:
Office	$29,480,103	$33,608,898
Retail	32,329,395	19,959,635
Storage	15,807,016	13,015,175
Apartment	24,582,181	11,366,570
Hotel	11,777,351	9,567,143
Industrial	2,690,000	7,376,477
Warehouse	3,000,000	—
Marina	3,580,000	3,500,000
Assisted care	1,650,000	1,328,213
Church	—	1,175,000
Golf course	1,212,851	1,145,000
Restaurant	1,764,384	400,000
	$127,873,281	$102,442,111
Loans by geographic location:
	December 31, 2017		December 31, 2016
	Balance	Percentage	Balance	Percentage
California	$110,884,117	75.86%	$98,319,923	75.81%
Arizona	815,890	0.56%	4,655,517	3.59%
Colorado	4,380,616	3.00%	1,595,000	1.23%
Hawaii	1,450,000	0.99%	1,450,000	1.12%
Illinois	1,364,384	0.93%	—	—%
Indiana	388,793	0.27%	—	—%
Michigan	10,714,764	7.33%	10,337,157	7.97%
Nevada	1,653,107	1.13%	3,669,584	2.83%
Ohio	3,755,000	2.57%	3,627,506	2.80%
Texas	6,625,000	4.53%	6,027,624	4.65%
Washington	3,159,460	2.16%	—	—%
Wisconsin	980,519	0.67%	—	—%
	$146,171,650	100.00%	$129,682,311	100.00%

Quarter End Real Estate Property Portfolio
The following tables set forth certain information regarding the Company's real estate portfolio at December 31, 2017 and 2016.

Real Estate Held for Sale:
	December 31, 2017	December 31, 2016
Residential	$24,627,710	$—
Land (including land under development)	14,389,620	73,140,659
Retail	7,632,893	—
Golf course	1,999,449	1,970,437
Marina	2,207,675	—
Assisted care	5,253,125	—
Office	—	732,539
	$56,110,472	$75,843,635

Real Estate Held for Investment:
	December 31, 2017	December 31, 2016
Retail	$16,623,238	$16,829,995
Land	2,018,068	4,234,806
Residential	2,356,995	2,405,439
Assisted care	—	5,820,709
Office	3,357,352	3,962,869
Marina	—	4,025,945
	$24,355,653	$37,279,763

Conference Call
The Company will host a conference call to discuss the results on Wednesday, March 14, 2018, at 10:00 a.m. PT / 1:00 p.m. ET.

To participate in the call, please dial (844) 850-0545 (United States) or (412) 317-5202 (International) and request the Owens Realty Mortgage call. A live webcast of the call will also be available on the Company's website at www.owensmortgage.com.  Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately one hour after completion of the live event and will be accessible on the Company's website at www.owensmortgage.com until April 13, 2018.  To access the replay, dial (877) 344-7529 (United States) or (412) 317-0088 (International) and enter code: 10117645.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust ("REIT") that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company's website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, prospects, and anticipated events, including the maximum borrowings available under its credit facilities, anticipated construction progress and completion, potential leasing activities, and repositioning and possible sale of real estate assets, are based on current information, estimates, and projections; they are subject to, risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. The forward-looking statements made in this release include, but may not be limited to, expectations around the company's plans to distribute current and accumulated earnings in 2018, tax treatment and characterization of distributions made by the company in 2018, and timing and content of any announcements made with respect thereto.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Selected Financial Data:

OWENS REALTY MORTGAGE, INC.

Consolidated Balance Sheets
December 31,

Assets	2017	2016
Cash and cash equivalents	$2,170,816	$434,243
Restricted cash	3,500,000	6,500,000
Loans, net of allowance for loan losses of $1,827,806 in 2017 and $2,706,822 in 2016	144,343,844	126,975,489
Interest and other receivables	2,430,457	2,164,335
Other assets, net of accumulated depreciation and amortization of $309,686 in 2017 and $251,729 in 2016	725,341	803,676
Deferred financing costs, net of accumulated amortization of $265,276 in 2017 and $107,744 in 2016	26,823	171,855
Deferred tax assets, net	3,207,322	7,248,977
Investment in limited liability company	2,140,545	2,140,482
Real estate held for sale	56,110,472	75,843,635
Real estate held for investment, net of accumulated depreciation of $3,316,753 in 2017 and $3,151,427 in 2016	24,355,653	37,279,763

Total assets	$239,011,273	$259,562,455
Liabilities and Equity
Liabilities:
Dividends payable	$1,572,047	$1,402,496
Due to Manager	277,671	360,627
Accounts payable and accrued liabilities	1,390,329	3,699,859
Deferred gains	302,895	209,662
Forward contract liability – share repurchases	2,731,171	—
Lines of credit payable	1,555,000	4,976,000
Notes and loans payable on real estate	30,192,433	33,385,934
Total liabilities	38,021,546	44,034,578
Commitments and Contingencies
Equity:
Stockholders' equity:
Preferred stock, $.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2017 and 2016	—	—
Common stock, $.01 par value per share, 50,000,000 shares authorized, 11,198,119 shares issued, 9,095,454 and 10,247,477 shares outstanding at December 31, 2017 and 2016, respectively	111,981	111,981
Additional paid-in capital	182,437,522	182,437,522
Treasury stock, at cost – 2,102,665 and 950,642 shares at December 31, 2017 and 2016, respectively	(31,655,119)	(12,852,058)
Retained earnings	50,095,343	45,830,432
Total stockholders' equity	200,989,727	215,527,877
Non-controlling interests	—	—
Total equity	200,989,727	215,527,877

Total liabilities and equity	$239,011,273	$259,562,455

OWENS REALTY MORTGAGE, INC.

Consolidated Statements of Income
Years Ended December 31,

	2017	2016

Revenues:
Interest income on loans	$10,840,730	$8,922,142
Rental and other income from real estate properties	4,505,385	7,977,400
Other income	187,013	179,449
Total revenues	15,533,128	17,078,991
Expenses:
Management fees to Manager	3,546,085	3,286,470
Servicing fees to Manager	362,411	298,770
General and administrative expense	2,234,230	1,568,890
Rental and other expenses on real estate properties	4,980,900	7,060,526
Depreciation and amortization	1,138,515	1,258,305
Interest expense	1,587,695	2,859,294
(Recovery of) provision for loan losses	(360,012)	1,284,896
Impairment losses on real estate properties	1,423,286	3,227,807
Total expenses	14,913,110	20,844,958
Operating income (loss)	620,018	(3,765,967)
Gain on sales of real estate, net	14,728,921	24,497,763
Settlement expense	(2,627,436)	—
Net income before income taxes	12,721,503	20,731,796
Income tax (expense) benefit	(4,041,655)	7,248,977
Net income	8,679,848	27,980,773
Less: Net income attributable to non-controlling interests	—	(3,571,003)

Net income attributable to common stockholders	$8,679,848	$24,409,770

Per common share data:
Basic and diluted earnings per common share	$0.85	$2.38
Basic and diluted weighted average number of common shares outstanding	10,162,496	10,247,477
Dividends declared per share of common stock	$0.38	$0.32

OWENS REALTY MORTGAGE, INC.

Consolidated Statements of Income
Three Months Ended December 31,

	2017	2016

Revenues:
Interest income on loans	$2,688,932	$2,426,306
Rental and other income from real estate properties	1,113,217	1,194,642
Other income	48,791	46,335
Total revenues	3,850,940	3,667,283
Expenses:
Management fees to Manager	764,611	887,559
Servicing fees to Manager	91,577	80,687
General and administrative expense	693,970	326,850
Rental and other expenses on real estate properties	1,090,364	1,175,497
Depreciation and amortization	221,847	300,280
Interest expense	466,778	209,678
(Recovery of) provision for loan losses	(138,312)	937,867
Impairment losses on real estate properties	773,829	23,586
Total expenses	3,964,664	3,942,004
Operating loss	(113,724)	(274,721)
Gain (loss) on sales of real estate, net	268,891	(536,419)
Settlement expense	(2,627,436)	—
Net loss before income taxes	(2,472,269)	(811,140)
Income tax expense	(1,951,828)	(380,706)
Net loss	(4,424,097)	(1,191,846)
Less: Net loss (income) attributable to non-controlling interests	—	15,960

Net loss attributable to common stockholders	$(4,424,097)	$(1,175,886)

Per common share data:
Basic and diluted earnings per common share	$(0.44)	$(0.11)
Basic and diluted weighted average number of common shares outstanding	9,984,352	10,247,477
Dividends declared per share of common stock	$0.10	$0.08

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